**ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
PACE HEALTH MANAGEMENT SYSTEMS, INC.**

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 602 of the Iowa Business Corporation Act (the "Act"), Pace Health Management Systems, Inc. (the "Company") adopts the following amendment (the "Amendment") to its Articles of Incorporation:

1. The name of the Company is Pace Health Management Systems, Inc.

2. The Company's Restated Articles of Incorporation, filed with the Iowa Secretary of State on May 3, 1996 (the "Restated Articles of Incorporation"), authorizes a class (or classes) of up to five million (5,000,000) shares of preferred stock (the "Preferred Stock"), and provides that such Preferred Stock may be authorized and issued from time to time in one or more series and vests authority in the Board of Directors to fix or alter the rights, preferences, privileges, restrictions and other matters granted to or imposed upon any wholly unissued series of the Preferred Stock.

3. Through a previous amendment to the Restated Articles of Incorporation, the Company has heretofore authorized for issuance 4,000,000 shares of Series A Convertible Preferred Stock, no par value.

4. The Restated Articles of Incorporation are hereby amended by designating an additional series of the Company's Preferred Stock, such series to be known as Convertible Preferred Stock, Series B (the "Series B Convertible Preferred Stock" or "Series B Preferred Stock"). The preferences, limitations and relative rights of the Series B Convertible Preferred Stock shall be as follows:

   A. **Authorized Number, Issuance.** As stated above, the shares of such series shall be designated as "Convertible Preferred Stock, Series B," and the number of shares constituting The Series B Convertible Preferred Stock shall be Fifteen Thousand (15,000). The Series B Convertible Preferred Stock may be issued and sold by the Company at the discretion of its Board of Directors.

   B. **Par Value.** The Series B Convertible Preferred Stock shall have no par value.

   C. **Terms.** The rights, preferences, privileges, restrictions and other matters relating to Series B Convertible Preferred Stock are as follows:

      i) **Definitions.** For purposes of this Section C only, capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

a) "Alternate Consideration" shall have the meaning set forth in Section vi(d).

b) "Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; or (f) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

c) "Base Conversion Price" shall have the meaning set forth in Section v.

d) "Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

e) "Buy-In" shall have the meaning set forth in Section v(c)(3).

f) "Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such

transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above. Neither the Reverse Merger nor any matter for which Shareholder Approval is being sought shall constitute a Change of Control Transaction.

g) "Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder's obligations to pay the Subscription Amount and (ii) the Company's obligations to deliver the Securities have been satisfied or waived.

h) "Commission" means the Securities and Exchange Commission.

i) "Common Stock" means the Company's common stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

j) "Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

k) "Conversion Amount" means the sum of the Stated Value at issue.

l) "Conversion Date" shall have the meaning set forth in Section v(a).

m) "Conversion Price" shall have the meaning set forth in Section v(a).

n) "Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

o) "Equity Conditions" means, during the period in question, (i) the Common Stock is trading on a Trading Market, (ii) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares of Common Stock issuable pursuant to the Transaction Documents, (iii) there is no existing Triggering Event or no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, that has not been cured and (iv) all representations and warranties made by the Company made pursuant to the Transaction Documents remain true and correct as of the Forced Conversion Notice Date (including, without limitation, the Company's representation as to the capital of the Company immediately following Shareholder Approval) and all covenants made by the Company pursuant to the Transaction Documents and required to be performed prior to the Forced Conversion Notice Date shall have been performed in full.

p) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

q) "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to the hiring of any new employee or any bonus stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities except pursuant to existing terms of such derivative securities as disclosed in the Disclosure Schedules attached to the Purchase Agreement and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company and in which the Company receives benefits in

addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

r) "Forced Conversion Amount" means the sum of (i) 100% of the aggregate Stated Value then outstanding and (ii) all liquidated damages and other amounts due in respect of the Preferred Stock.

s) "Forced Conversion Date" shall have the meaning set forth in Section vii.

t) "Forced Conversion Notice" shall have the meaning set forth in Section vii.

u) "Forced Conversion Notice Date" shall have the meaning set forth in Section vii.

v) "Fundamental Transaction" shall have the meaning set forth in Section vi(d).

w) "Holder" shall have the meaning given such term in Section ii.

x) "Junior Securities" means the Common Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

y) "Liquidation" shall have the meaning set forth in Section v.

z) "New York Courts" shall have the meaning set forth in Section x(d).

aa) "Notice of Conversion" shall have the meaning set forth in Section v(a).

bb) "Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

cc) "Permitted Indebtedness" means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(gg) attached to the Purchase Agreement, (b) lease obligations and purchase money indebtedness of up to $250,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (c) performance (guarantees that CONMED will provide the services

that it contracts to provide) and payment (guarantees that CONMED pays the vendors that it engages to provide services and materials under its contracts) bonds issued by CONMED in the ordinary course of business relating to securing and maintaining revenue generating contracts with the Company's customers to provide medical services to county correctional institutions, and (d) customary business expenses relating to servicing existing clients and obtaining new clients and operating equipment in an amount up to $250,000.

dd) "Permitted Lien" means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company's business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of the Company's business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder; and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

ee) "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

ff) "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

gg) "Reverse Merger" means the acquisition by and among the Company and CONMED Healthcare Solutions, Inc.

hh) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ii) "Share Delivery Date" shall have the meaning set forth in Section v(c)(1).

jj) "Shareholder Approval" means the approval by the Company's stockholders of: (i) a merger transaction with a wholly-owned Subsidiary of the Company for purposes of reincorporating the Company in the State of Delaware, (ii) a 1:20 reverse stock split or exchange ratio of the Common Stock, (iii) a name change to CONMED Healthcare Solutions, Inc., (iv) the adoption of a stock option plan in the form attached to the Purchase Agreement as Schedule 1.1 and (v) an increase in the number of authorized shares of Common Stock from 20,000,000 to 40,000,000.

kk) "Stated Value" shall have the meaning set forth in Section ii.

ll) "Subscription Amount" means, as to each Holder, the amount in United States Dollars and in immediately available funds to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder's name on the signature page of the Purchase Agreement and next to the heading "Subscription Amount."

mm) "Subsidiary" shall have the meaning set forth in the Purchase Agreement.

nn) "Trading Day" means a day on which the principal Trading Market is open for business.

oo) "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

pp) "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

qq) "Triggering Event" shall have the meaning set forth in Section viii(a).

rr) "Triggering Redemption Amount" means, for each share of Preferred Stock, the sum of (i) the greater of (A) 115% of the Stated Value and (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then applicable Conversion

Price and (ii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock.

ss) "Triggering Redemption Payment Date" shall have the meaning set forth in Section viii(b).

tt) "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Company.

ii) **Designation, Amount and Par Value.** The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the number of shares so designated shall be up to 15,000 (which shall not be subject to increase without the written consent of at least 67% of the holders of the Series B Preferred Stock then outstanding (each, a "Holder" and collectively, the "Holders")). Each share of Series B Preferred Stock shall have no par value per share and a stated value equal to $1,000 (the "Stated Value").

iii) **Voting Rights.** Except as otherwise provided herein or as otherwise required by law, each share of Series B Preferred Stock shall have voting rights in the Company equal to the number of Conversion Shares such Series B Preferred Stock is convertible into as of the record date, assuming for such purposes that Shareholder Approval is obtained and deemed effective.

iv) **Liquidation.** Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any other fees or liquidated damages owing thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in

accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Series B Preferred Stock and the Series C Convertible Preferred Stock shall be treated pari passu in Liquidation. A Fundamental Transaction, the Reverse Merger, the matters for which the Company is seeking Shareholder Approval or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

v) **Conversion.**

a) Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time from and after the date Shareholder Approval is obtained and deemed effective into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Company with a form of conversion notice (the "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Company unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue. Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Series B Preferred Stock shall equal $2.50, subject to adjustment herein (the "Conversion Price").

c) Mechanics of Conversion.

(1) Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Company shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates which, if delivered on or after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock. On or after the Effective Date, the Company shall, upon request of such Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section v(c)(1) electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Company, in which event the Company shall promptly return to such Holder any original Series B Preferred Stock certificate delivered to the Company and such Holder shall promptly return any Common Stock certificates representing the shares of Series B Preferred Stock tendered for conversion to the Company.

(2) Obligation Absolute; Partial Liquidated Damages. The Company's obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any alleged breach by such Holder or any other Person of any obligation to the Company or any violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that

the Company may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series B Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such certificate or certificates pursuant to Section 6(e)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series B Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages or declare a Triggering Event pursuant to Section viii for the Company's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(3) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to a Holder the applicable certificate or certificates by the second Trading Day following the Share Delivery Date pursuant to Section v(c)(1), and if after such Share Delivery Date such Holder is required by its brokerage firm

to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder's total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section v(c)(1). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof.

(4) Reservation of Shares Issuable Upon Conversion. The Company covenants that, within two Trading Days following Shareholder Approval, it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon

conversion of the Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section vi) upon the conversion of all outstanding shares of Series B Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(5) Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Company elects not, or is unable, to make such a cash payment, the Holders shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(6) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

vi) **Certain Adjustments.**

a) Stock Dividends and Stock Splits. Other than (a) in accordance with the Reverse Merger or (b) the transactions for which Shareholder Approval is being obtained, if the Company, at any time while this Series B Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of

doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a dividend on, this Series B Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section vi(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

b) <u>Subsequent Rights Offerings</u>. If the Company, at any time while this Series B Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

c) <u>Pro Rata Distributions</u>. If the Company, at any time while this Series B Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section vi(b)), then in each such case the Conversion Price shall be adjusted by multiplying such

Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

d) Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of this Series B Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice

as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Amendment with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section vi(d) and insuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding anything contained herein to the contrary, neither the Reverse Merger nor any action taken as a result of the obtaining of Shareholder Approval shall be deemed a Fundamental Transaction.

e) Calculations. All calculations under this Section vi shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section vi, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

f) Notice to the Holders.

(1) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section vi, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement).

(2) Notice to Allow Conversion by Holder. Other than in connection with the Reverse Merger or the transactions for

which the Company is seeking Shareholder Approval, if (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount of this Series B Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

vii) **Forced Conversion.** Notwithstanding anything herein to the contrary, on the date Shareholder Approval is received and the actions required thereunder deemed effective and subject to all of the Equity Conditions being met at such time, the Company shall deliver a written notice to all Holders (a "Forced Conversion Notice" and the date such notice is delivered to the Holders, the "Forced Conversion Notice Date") whereupon each Holder shall convert all of such Holder's Series B Preferred Stock (as specified in such Forced Conversion Notice plus all liquidated damages and other amounts due in respect of the Series B Preferred Stock pursuant to Section v, into shares of Common Stock at the Conversion Price, it being agreed that the "Conversion Date" for purposes of Section v shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the "Forced Conversion Date"). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions are then met. A duly executed bring-down certificate as to the full satisfaction of the Equity Conditions shall be attached to the Forced Conversion Notice. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section v, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

viii) **Redemption Upon Triggering Events.**

a) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(1) the failure of Shareholder Approval to be approved and the actions required thereunder to be deemed effective on or prior to the 180th day after the Original Issue Date;

(2) the Company shall materially fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been cured within 10 calendar days after the date on which written notice of such failure or breach shall have been delivered;

(3) the Company shall redeem more than a de minimis number of Junior Securities or material amount of indebtedness other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers and directors of the Company, provided that, while any of the Series B

Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $100,000 from all officers and directors;

(4) other than the Reverse Merger or the actions required pursuant to Shareholder Approval, the Company shall be party to a Change of Control Transaction;

(5) there shall have occurred a Bankruptcy Event; or

(6) any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for greater than $500,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Company to redeem all of the Series B Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount. The Triggering Redemption Amount shall be due and payable or issuable, as the case may be, within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date"). If the Company fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series B Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

ix) **Negative Covenants.** Other than in connection with the Reverse Merger or matters for which Shareholder Approval is sought, so long as any Holder holds at least 250 shares of Series B Preferred Stock, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Holders holding at least 67% of the Series B Preferred Stock then outstanding:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed

money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder;

d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents, Junior Securities or a material amount of indebtedness, except for the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents;

e) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation; or

f) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section iv) senior to or otherwise pari passu with the Preferred Stock;

g) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders (provided that any of such actions in connection with the Reverse Merger or obtaining Shareholder Approval shall not be deemed an amendment adversely affecting the rights of any Holders;

h) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

i) directly or indirectly pay cash dividends or distributions on any securities of the Company, nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series B Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series B Preferred Stock; or

j) enter into any agreement with respect to any of the foregoing.

x) **Miscellaneous.**

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (515) 244-2346, Attn: Richard Turner or such other facsimile number or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section x. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of the Holders. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section x prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section x between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Amendment shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages and accrued interest, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series B Preferred Stock Certificate. If a Holder's Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such

certificate, and of the ownership hereof reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Iowa, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Amendment, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver; Amendment. Any waiver by the Company or a Holder of a breach of any provision of this Amendment shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Amendment or a waiver by any other Holders. The failure of the

Company or a Holder to insist upon strict adherence to any term of this Amendment on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment. Any waiver by the Company or a Holder must be in writing. This Amendment may be amended with the prior written consent of Holders holding at least 67% of the Series B Preferred Stock them outstanding.

f) Severability. If any provision of this Amendment is invalid, illegal or unenforceable, the balance of this Amendment shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Series B Preferred Stock. Shares of Series B Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Series B Preferred Stock.

5. The Company's Board of Directors duly adopted the Amendment as the preferences, limitations, and relative rights of The Series B Convertible Series B Preferred Stock by unanimous resolution on January 19, 2007.

6. Pursuant to Section 602(4) of the Act, the Company is not required to obtain shareholder approval to effectuate the Amendment.

The effective date and time of this document:

Date: 01-23-2007

Time: IMMEDIATELY UPON FILING

PACE HEALTH MANAGEMENT SYSTEMS, INC.

John Pappajohn
Title: President

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